Exhibit No. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

September 25, 2009

The Board of Directors and Stockholder

Navistar International Corporation

We consent to the use of our report dated December 30, 2008, with respect to the consolidated balance sheets of Navistar International Corporation and subsidiaries as of October 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended October 31, 2008 and the effectiveness of internal control over financial reporting as of October 31, 2008, incorporated herein by reference.

Our report refers to the adoption of the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of Statement of Financial Accounting Standards (SFAS) No. 109 as of November 1, 2007, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) as of October 31, 2007.

Our report expresses our opinion that Navistar International Corporation did not maintain effective internal control over financial reporting as of October 31, 2008 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following categories of material weaknesses as of October 31, 2008: accounting policies and procedures, period-end close process, account reconciliations, journal entries, revenue accounting, inventory accounting, warranty accounting, and segregation of duties.

/s/ KPMG LLP